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                                                                 EXHIBIT 21

                        LIST OF SUBSIDIARIES OF THE REGISTRANT

          Name of Subsidiary(1)                   Jurisdiction of Incorporation

          Oakwood Mobile Homes, Inc.(2)           North Carolina
          Homes by Oakwood, Inc.                  North Carolina
          Homes By Fisher, Inc.                   North Carolina
          Oakwood Land Development Corporation    North Carolina
          Oakwood Acceptance Corporation(3)       North Carolina
          Oakwood Realty Services, Inc.           North Carolina
          The Oakwood Agency, Inc.                North Carolina
          Oakwood Funding Corporation             Delaware
          Oakwood Financial Corporation           North Carolina
          Oakwood Financial Corporation           Delaware
          Acorn Acquisition Corporation           Delaware
          Acorn Financial Corporation             Delaware
          Pin Oak Financial Corporation           Delaware
          Oakwood Life, Ltd.                      Turks and Caicos Islands
          Oakwood Mortgage Investors, Inc.        North Carolina
          Golden West Homes                       California
          Golden Circle Financial Services        California



          (1)   Each subsidiary does business under its corporate name.

          (2) Also does business under the name "Freedom Homes" and "Victory Homes."

          (3) Also does business under the names "Nationwide Mortgage" and "Golden Circle Financial Services."